Exhibit 10.13

FIRST LOAN MODIFICATION AGREEMENT

This First Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of May 24, 2011 and is effective as of May 23, 2011, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”) and EXA CORPORATION, a Delaware corporation, with its principal place of business at 55 Network Drive, Burlington, Massachusetts 01803 (“Borrower”).

1.     DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of May 24, 2010, evidenced by, among other documents, a certain Loan and Security Agreement dated as of May 24, 2010, between Borrower and Bank (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2.     DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by (a) the Collateral as described in the Loan Agreement and (b) the Intellectual Property Collateral as described in that certain Intellectual Property Security Agreement dated as of May 24, 2010, between Borrower and Bank (as amended, the “IP Agreement”) (together with any other collateral security granted to Bank, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.     DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1	Borrower hereby acknowledges and agrees that, within thirty (30) days of the date of this Loan Modification Agreement, Borrower will deliver to Bank: (a) copies of issued endorsements, in form and substance acceptable to Bank: (i) to Borrower’s liability insurance policies that add Bank as an additional insured, (ii) to Borrower’s property insurance policies that add Bank as lender loss payee, and (iii) to Borrower’s liability insurance and property insurance policies that require the insurance company under such policies to provide at least twenty (20) days prior written notice to Bank before canceling, amending or declining to renew such policies, and (b) an acknowledgment copy (from the Delaware Secretary of State) of an amendment (in form and substance acceptable to Bank) of the UCC financing statement filed against Borrower by Hewlett-Packard Financial Services Company on January 20, 2011 (filing no. 20110212459), which amendment restates the collateral description as specific leased equipment. Borrower acknowledges and agrees that the failure of Borrower to satisfy the requirement set forth in the immediately preceding sentence within thirty (30) days of the date of this Loan Modification Agreement shall result in an immediate Event of Default under the Loan Agreement for which there shall be no grace or cure period.

2	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.1.1(a)(ii) thereof:

“Notwithstanding the foregoing, Borrower may not request, and Bank has no obligation to make, any Advances based upon Renewal Invoices prior to June 1, 2010 and after January 31, 2011.”

and inserting in lieu thereof the following:

“Notwithstanding the foregoing, Borrower may not request, and Bank has no obligation to make, any Advances based upon Renewal Invoices (A) prior to June 1, 2011, (B) from February 1, 2012 through and including May 31, 2012, and (C) after January 31, 2013.”

3	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.1.1(b)(i) thereof:

“(ii) the aggregate amount of Advances made based upon Renewal Invoices outstanding at any time may not exceed the lesser of (A) Six Million Dollars ($6,000,000.00), and (B) (1) from June 1, 2010 through and including July 31, 2010, thirty percent (30.0%) of Borrower’s Renewal Invoices, and (2) from August 1, 2010 through and including January 31, 2011, fifty percent (50.0%) of Borrower’s Renewal Invoices.”

and inserting in lieu thereof the following:

“(ii) the aggregate amount of Advances made based upon Renewal Invoices outstanding at any time may not exceed the lesser of (A) Seven Million Six Hundred Thousand Dollars ($7,600,000.00), and (B) (1) from June 1, 2011 through and including July 31, 2011 and from June 1, 2012 through and including July 31, 2012, thirty percent (30.0%) of Borrower’s Renewal Invoices, and (2) from August 1, 2011 through and including January 31, 2012 and from August 1, 2012 through and including January 31, 2013, fifty percent (50.0%) of Borrower’s Renewal Invoices.”

4	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.1.1(f) thereof:

“If this Agreement is terminated (A) by Bank in accordance with clause (ii) in the foregoing sentence, or (B) by Borrower for any reason, Borrower shall pay to Bank a termination fee in an amount equal to One Hundred Thousand Dollars ($100,000.00) (the “Early Termination Fee”).”

and inserting in lieu thereof the following:

“If this Agreement is terminated (A) by Bank in accordance with clause (ii) in the foregoing sentence, or (B) by Borrower for any reason, Borrower shall pay to Bank a termination fee in an amount equal to Two Hundred Thousand Dollars ($200,000.00) (the “Early Termination Fee”).”

5	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.3.1 thereof:

“ (b) Borrower will repay each Advance made based upon a specific Renewal Invoice on the earliest of: (i) the receipt by Borrower of a purchase order executed by an Account Debtor, (ii) the date on which there is a breach of any warranty or representation set forth in Section 5.4, or a breach of any covenant in this Agreement, (iii) the Maturity Date (including any early termination), or (iv) January 31, 2011. Each payment will also include all accrued Finance Charges and Collateral Handling Fees with respect to such Advance and all other amounts then due and payable hereunder.

Without limiting the foregoing repayment requirements, if, on January 31, 2011, there are any Obligations outstanding with respect to Advances made based upon a Renewal Invoice, Borrower shall immediately pay to Bank a fee equal to One Hundred Thousand Dollars ($100,000.00).”

and inserting in lieu thereof the following:

“(b) Borrower will repay each Advance made based upon a specific Renewal Invoice on the earliest of: (i) the receipt by Borrower of a purchase order executed by an Account Debtor, (ii) the date on which there is a breach of any warranty or representation set forth in Section 5,4, or a breach of any covenant in this Agreement, (iii) the Maturity Date (including any early termination), or (iv) the next January 31. Each payment will also include all accrued Finance Charges and Collateral Handling Fees with respect to such Advance and all other amounts then due and payable hereunder.

Without limiting the foregoing repayment requirements, if on January 31 of any year there are any Obligations outstanding with respect to any Advance based upon a Renewal Invoice, Borrower shall immediately pay to Bank a fee equal to One Hundred Thousand Dollars ($100,000.00) (for clarity, such fees shall be paid on each January 31 on which any such Advance is outstanding).”

6	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.7 thereof:

“Maintain at all times, to be tested as of the last day of each quarter, an Adjusted Quick Ratio of at least (a) 1.0 to 1.0 for the quarter ending April 30, 2010, (b) 0.75 to 1.0 for the quarters ending July 31, 2010 and October 31, 2010, and (c) 1.25 to 1.0 for the quarter ending January 31, 2010, and as of the last day of each quarter thereafter.”

and inserting in lieu thereof the following:

“Maintain at all times, to be tested as of the last day of each quarter, an Adjusted Quick Ratio of at least (a) 1.0 to 1.0 for the quarter ending April 30, 2010, (b) 0.75 to 1.0 for the quarters ending July 31, 2010 and October 31, 2010, (c) 1.25 to 1.0 for the quarter ending January 31, 2011, (d) 1.70 to 1.0 for the quarters ending April 30, 2011 and April 30, 2012, (e) 120 to 1.0 for the quarters ending July 31, 2011 and July 31, 2012, (f) 1.0 to 1.0 for the quarters ending October 31, 2011 and October 31, 2012, and (g) 2.0 to 1.0 for the quarters ending January 31, 2012 and January 31, 2013.”

7	The Loan Agreement shall be amended by deleting the following text, appearing in Section 7.2 thereof:

“(a) relocate its chief executive office, or add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Five Thousand Dollars ($5,000.00) in Borrower’s assets or property), or”

and	inserting in lieu thereof the following:

“(a) relocate its chief executive office, or add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000.00) in Borrower’s assets or property), or”

8	The Loan Agreement shall be amended by deleting the following text, appearing in Section 7.3 thereof:

“Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.”

and inserting in lieu thereof the following:

“Borrower shall not, without the prior written consent of Bank, which consent shall either be denied or granted by Bank in writing within thirty (30) days after Bank receives a written request by Borrower (provided that the failure of Bank to provide written notice of consent or denial (a) shall be considered notice of denial, and (b) shall not create any liability on the part of Bank or, except as provided in (a), have any impact on this Agreement or Borrower’s obligations hereunder) merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, other than a Permitted Acquisition.”

9	The Loan Agreement shall be amended by deleting the following text, appearing in Section 7.6 thereof:

“(a) Directly or indirectly acquire or own any Person (other than its ownership interests in its Subsidiaries shown on the Perfection Certificate that are existing on the Effective Date), or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment on, or redeem, retire or purchase, any capital stock (excluding any conversion into other equity securities of Borrower).”

and inserting in lieu thereof the following:

“(a) Pay any dividends or make any distribution or payment on, or redeem, retire or purchase, any capital stock, provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock, and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of each such repurchase and would not exist after giving effect to each such repurchase, provided such repurchases do not exceed in the aggregate of Five Hundred Thousand Dollars ($500,000.00) (inclusive of amounts used in connection with a Permitted Acquisition) per fiscal year and further provided that Borrower can request a consent from Bank for such repurchases that exceed such dollar cap, which consent shall either be denied or granted by Bank in writing within thirty (30) days after Bank receives a written request by Borrower (provided that the failure of Bank to provide written notice of consent or denial (A) shall be considered notice of denial, and (B) shall not create any liability on the part of Bank or, except as provided in (A), have any impact on this Agreement or Borrower’s obligations hereunder); or (b) directly or indirectly acquire or own any Person (other than its ownership interests in its Subsidiaries shown on the Perfection Certificate that are existing on the Effective Date), or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so.”

10	The Loan Agreement shall be amended by deleting the following text, appearing in the definition of “Permitted Liens” in Section 13.1 thereof:

“ (a) Liens existing on the Effective Date which are shown on the Perfection Certificate or arising under this Agreement or other Loan Documents;”

and inserting in lieu thereof the following:

“ (a) Liens (i) existing on the Effective Date which are shown on the Perfection Certificate, (ii) arising under this Agreement or other Loan Documents, and (iii) in favor of Gold Hill Capital 2008, L.P./Massachusetts Capital Resource Company;”

11	The Loan Agreement shall be amended by deleting the following text, appearing in the definition of “Permitted Liens” in Section 13.1 thereof:

“ (c) Purchase money Liens and capital leases securing no more than One Million Five Hundred Thousand Dollars ($1,500,000.00) in the aggregate amount outstanding (i) on equipment acquired or held by Borrower incurred for financing the acquisition of the equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;”

and inserting in lieu thereof the following:

“ (c) Purchase money Liens and capital leases securing no more than Three Million Dollars ($3,000,000.00) in the aggregate amount outstanding (i) on equipment acquired or held by Borrower incurred for financing the acquisition of the equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;”

12	The Loan Agreement shall be amended by inserting the following new definition appearing alphabetically in Section 13.1 thereof:

“ “Permitted Acquisition” means any merger, acquisition, consolidation with or purchase of another Person by Borrower in which (a) the total consideration including cash and the assumption of Indebtedness, for all such transactions does not exceed Five Hundred Thousand Dollars ($500,000.00) (inclusive of amounts used in connection with the repurchase of stock pursuant to Section 7.6(a)(iii) of this Agreement) in the aggregate during any fiscal year; (b) no Event of Default has occurred and is continuing or would exist after giving effect to any such transaction; (c) Borrower is the surviving legal entity of such transaction; and (d) all such stock or assets acquired in such transactions are subject to a first priority perfected Lien in favor of Bank (other than purchase money Liens solely on specific equipment owned by or leased by such entity) upon the closing of the transaction.”

13	The Loan Agreement shall be amended by deleting the following definitions, appearing in Section 13.1 thereof:

“ “Advance Rate” is (a) with respect to Eligible Accounts, eighty percent (80.0%), net of any offsets related to each specific Account Debtor other than Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1, and (b) with respect to Renewal Invoices, (i) from June 1, 2010 through and including July 31, 2010, thirty percent (30.0%), net of any offsets related to each specific Account Debtor, other than Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1, and (ii) from August 1, 2010 through and including January 31, 2011, fifty percent (50.0%), net of any offsets related to each specific Account Debtor, other than Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1.”

“ “Facility Amount” is Twenty Five Million Dollars ($25,000,000.00).”

“ “Maturity Date” is 364 days from the Effective Date.”

“ “Renewal Invoice” is the estimated face value amount (as determined by Borrower, subject to Section 5.4 hereof) of a domestic or foreign purchase order that will be executed by an existing Account Debtor of Borrower (but has not yet been executed by such Account Debtor) by January 31, 2011 pursuant to a renewal backlog schedule provided to Bank pursuant to Section 6.2(g), which invoice is generated by Borrower in the United States and which is payable in the United States, and which is deemed acceptable by Bank in its sole and absolute discretion.”

“ “Renewal Invoice Balance” is the aggregate outstanding amount of all Advances made based upon Renewal Invoices multiplied by 1.25.”

“ “Total Liabilities” is, as calculated on a consolidated basis for Borrower and its Subsidiaries, on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s and its Subsidiaries’ consolidated balance sheet, including all Indebtedness, but excluding all Subordinated Debt.”

and inserting in lieu thereof the following:

“ “Advance Rate” is (a) with respect to Eligible Accounts, eighty percent (80.0%), net of any offsets related to each specific Account Debtor other than Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1, and (b) with respect to Renewal Invoices, (i) from June 1 through and including July 31 of each year, thirty percent (30.0%), net of any offsets related to each specific Account Debtor, other than Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1, and (ii) from August 1 of each year through and including January 31 of the next year, fifty percent (50.0%), net of any offsets related to each specific Account Debtor, other than Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1.”

“ “Facility Amount” is Twenty-Eight Million Three Hundred Thirty- Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($28,333,333.33).”

“ “Maturity Date” is May 23, 2013.”

“ “Renewal Invoice” is the estimated face value amount (as determined by Borrower, subject to Section 5.4 hereof) of a domestic or foreign purchase order that will be executed by an existing Account Debtor of Borrower (but has not yet been executed by such Account Debtor) by the next January 31 following the date of the subject Advance (or by the date of the subject Advance, if such Advance is made on January 31) pursuant to a renewal backlog schedule provided to Bank pursuant to Section 6.2(g), which invoice is generated by Borrower in the United States and which is payable in the United States, and which is deemed acceptable by Bank in its sole and absolute discretion.”

“ “Renewal Invoice Balance” is the aggregate outstanding amount of all Advances made based upon Renewal Invoices.”

“ “Total Liabilities” is, as calculated on a consolidated basis for Borrower and its Subsidiaries, on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s and its Subsidiaries’ consolidated balance sheet, including all Indebtedness.”

4.     FEES. Borrower shall pay to Bank modification fees equal to (a) One Hundred Thousand Dollars ($100,000.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof, and (b) One Hundred Thousand Dollars ($100,000.00), which fee shall deemed fully earned as of the date hereof and due and payable upon the earliest to occur of the following: (i) one (1) year from the date of this Loan Modification Agreement, or (ii) the termination of the Loan Agreement. Borrower shall also reimburse Bank for all reasonable legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5.     PERFECTION CERTIFICATE. Borrower has delivered an updated Perfection Certificate in connection with this Loan Modification Agreement (the “Updated Perfection Certificate”) dated as of May 24, 2011, which Updated Perfection Certificate shall supersede in all respects that certain Perfection Certificate of Borrower dated as of May 24, 2010. Borrower and Bank agree that all references in the Loan Agreement to “Perfection Certificate” shall hereinafter be deemed to be a reference to the Updated Perfection Certificate.

6.     RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the IP Agreement, and acknowledges, confirms and agrees that the IP Agreement shall remain in full force and effect. Schedule 4 to the Updated Perfection Certificate includes an updated listing of Intellectual Property Collateral as defined in the IP Agreement.

7.     CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8.     RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9.     NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10.     CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11.     COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER: EXA CORPORATION		BANK: SILICON VALLEY BANK

By:	/s/ Edmond L. Furlong	By:	/s/ Kate Leland
Name: Title:	Edmond L. Furlong COO/CFO	Name: Title:	Kate Leland Vice President